Exhibit 99.1

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing in this Annual Report. Some of the information contained in this discussion and analysis or set forth elsewhere in this Annual Report, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this Annual Report on Form 10-K, or this Annual Report, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. As used in this report, unless the context suggests otherwise, “we”, “us”, “our”, “the Company” or “Aeglea” refers to Aeglea BioTherapeutics, Inc. and its consolidated subsidiaries taken as a whole.

Overview

We are a clinical-stage biotechnology company developing human enzyme therapeutics to benefit people with rare metabolic diseases. Our vision is to redefine what was thought possible and pioneer bold science to deliver groundbreaking medicines to devastating rare diseases. Our two clinical programs are pegtarviliase for Homocystinuria and pegzilarginase for Arginase 1 Deficiency. Both clinical programs are focused on the underlying key metabolites that drive the clinical manifestations of these devastating rare metabolic diseases. We are on a mission to change lives by bringing innovative therapies to underserved rare disease communities.

Our primary focus is the advancement of pegtarviliase through clinical development, regulatory approval and into commercialization. We believe pegtarviliase has the potential to be a best-in-class enzyme therapy for the treatment of Classical Homocystinuria. Pegtarviliase is currently being studied in a Phase 1/2 clinical trial to assess safety and efficacy in patients with Classical Homocystinuria, also known as Homocystinuria due to cystathionine ß-synthase deficiency. We estimate that there are approximately 30,000 Classical Homocystinuria patients in global addressable markets and we estimate about 80% of these patients are unable to control their tHcy levels to targeted clinical thresholds with the currently available treatments. With significantly elevated homocysteine levels, these patients are continuing to experience irreversible progression and remain at risk for catastrophic thromboembolic events resulting in death.

Our other clinical program is pegzilarginase for the treatment of Arginase 1 Deficiency. We reported positive topline data for pegzilarginase for our global pivotal PEACE (Pegzilarginase Effect on Arginase 1 Deficiency Clinical Endpoints) Phase 3 trial in December 2021 and are continuing to evaluate the safety of pegzilarginase in an open-label study for patients who participated in our previously completed trials. Based on the results from PEACE and a previous Phase 1/2 clinical trial, a Marketing Authorization Application, or MAA, was submitted to the European Medicines Agency, or EMA, by Immedica Pharma AB, or Immedica, our commercial partner in Europe and several countries in the Middle East. We announced in August 2022 that the MAA was validated by the EMA and is currently under review. We submitted a Biologics License Application, or BLA, to the U.S. Food and Drug Administration, or FDA, for pegzilarginase and announced in June 2022 that we had received a Refuse to File, or RTF, letter from the FDA. The FDA requested additional data to support effectiveness, such as evidence showing that plasma arginine and metabolite reduction predicts clinical benefit in patients with ARG1-D or clinical data demonstrating a treatment effect on clinically meaningful outcomes. Previously the agency had requested an additional randomized placebo-controlled trial of a duration longer than 24 weeks given that efficacy data based on effort-dependent clinical outcome assessments and related endpoints have a high potential for bias. The FDA also requested additional information relating to Chemistry Manufacturing and Controls, or CMC, in the RTF letter. Dialogue with the FDA regarding the pegzilarginase BLA is ongoing.

In addition to our clinical programs, we have leveraged enzyme engineering to create additional pipeline candidates for the treatment of Cystinuria and other undisclosed diseases. These programs represent innovative solutions for diseases that previously were not believed to be addressable with enzyme therapies. For example, Cystinuria is a rare genetic disease characterized by frequent and recurrent kidney stone formation due to increased amounts of cystine in the urine. We engineered and optimized AGLE-325 to reduce plasma cystine and cysteine levels and therefore reduce urine cystine concentrations as an approach to inhibit cystine crystal and kidney stone formation. We announced in January 2023 that we are halting work on our preclinical pipeline candidates, including AGLE-325 for Cystinuria and that we will evaluate potential strategic options for these programs in order to maximize value.

We have incurred net losses in each year since inception. Our net losses were $83.8 million, $65.8 million, and $80.9 million for the years ended December 31, 2022, 2021, and 2020, respectively, and have resulted from costs incurred in connection with our research and development programs and from general and administrative expenses associated with our operations. As of December 31, 2022, we had an accumulated deficit of $425.6 million. We expect to continue to incur operating losses over the next several years. Our net losses may fluctuate significantly from quarter to quarter and from year to year. We anticipate that our expenses will increase as we continue our clinical development activities for our product candidates, concurrently develop our pipeline product candidates, expand and protect our intellectual property portfolio, hire additional personnel, and continue to operate as a public company. Accordingly, based on recurring losses from operations incurred since inception, the expectation of continued operating losses, and the need to raise additional capital to finance our future operations, we determined that there is substantial doubt about our ability to continue as a going concern within twelve months of the issuance date of these financial statements.

Business and Macroeconomic Conditions

The extent of the impact of macroeconomic events and conditions, including inflation, increasing interest rates, increasing financial market volatility and uncertainty, the impact of war or military conflict, including the war in Ukraine and its potential supply chain impact, and public health pandemics, including the current COVID-19 pandemic and its variants, on our operational and financial performance will continue to depend on certain developments, including the impact on our clinical studies, employee or industry events, and effect on our suppliers and manufacturers, all of which are uncertain and cannot be predicted. Adverse effects of these large macroeconomic conditions have been prevalent in many of the areas where we, our CROs, suppliers or third-party business partners conduct business and as a result, we have experienced disruptions and may continue to experience more pronounced disruptions in our operations. With respect to our clinical trials, we have had patients miss scheduled dosings and experienced delays in enrollment due to the COVID-19 pandemic. We may continue to experience such delays as well as delays due to labor shortages and supply chain disruptions in distribution of clinical trial materials, study monitoring and data analysis that could materially adversely impact our business, results of operations and overall financial performance in future periods. As of the filing date of this Annual Report, the extent to which these macroeconomic events and conditions may impact our financial condition, results of operations or guidance is uncertain. The effect of these macroeconomic events and conditions may not be fully reflected in our results of operations and overall financial performance until future periods. See Part I, Item 1A “Risk Factors” for further discussion of the possible impact of these macroeconomic conditions, including inflation, increasing interest rates and the COVID-19 pandemic, on our business.

Components of Operating Results

Revenue

We have recognized license and development revenue from a license and supply agreement, or Immedica Agreement, with Immedica, and expect to continue to recognize revenue as we satisfy our performance obligations under the agreement. We may also be entitled to receive additional milestone payments pursuant to the Immedica Agreement upon achievement of specified milestones. As the recognition of future license and development revenue will be based on costs incurred to date relative to total estimated costs at completion and the uncertainty of when the events underlying various milestones are resolved, we expect our license and development revenue will fluctuate from period to period.

We have not generated any revenue from commercial product sales. Our ability to generate product revenues in the future will depend on the successful development, regulatory approval, and commercialization of our product candidates. In the future, we may also seek to generate revenue from a combination of research and development payments, license fees and other upfront or milestone payments, including under the Immedica Agreement.

Research and development expenses

Research and development expenses consist primarily of costs incurred for the discovery and development of our product candidates, including, pegtarviliase and pegzilarginase. We contract with external providers for nonclinical studies and clinical trials. Our research and development expenses include:

•	costs from acquiring clinical trial materials and services performed for contracted services with contract manufacturing organizations, or CMOs;

•	fees paid to clinical trial sites, clinical research organizations, or CROs, CMOs, nonclinical research companies, and academic institutions; and

•	employee and consultant-related expenses incurred, which include salaries, benefits, travel and stock-based compensation.

Research and development costs are expensed as incurred. Advance payments for goods or services to be rendered in the future for use in research and development activities are deferred and capitalized. The capitalized amounts are expensed as the related goods are delivered or the services are performed.

Research and development expenses have historically represented the largest component of our total operating expenses.

Our expenditures on current and future nonclinical and clinical development programs are subject to numerous uncertainties in timing and cost to completion. The duration, costs, and timing of clinical trials and development of our product candidates will depend on a variety of factors, including:

•	the scope, rate of progress, and expenses of our ongoing research activities as well as any additional clinical trials and other research and development activities;

•	future clinical trial results;

•	uncertainties in clinical trial enrollment rates or drop-out or discontinuation rates of patients;

•	changes in the competitive drug development environment;

•	potential safety monitoring or other studies requested by regulatory agencies;

•	significant and changing government regulation;

•	the timing and receipt of regulatory approvals, if any; and

•

macroeconomic events and conditions, including inflation, increasing interest rates, increasing financial market volatility and uncertainty, the impact of war or military conflict, including the war in Ukraine and its potential supply chain impact, and public health pandemics, including the current COVID-19 pandemic.

The process of conducting the necessary clinical research to obtain FDA and other regulatory approval is costly and time consuming and the successful development of our product candidates is highly uncertain. The risks and uncertainties associated with our research and development projects are discussed more fully in Part I, Item 1A of this Annual Report titled “Risk Factors.” As a result of these risks and uncertainties, we are unable to determine with any degree of certainty the duration and completion costs of our research and development projects, or if, when, or to what extent we will generate revenues from the commercialization and sale of any of our product candidates that obtain regulatory approval. We may never succeed in achieving regulatory approval for any of our product candidates.

General and administrative expenses

General and administrative expenses consist primarily of salaries and other related costs, including stock-based compensation, for personnel in executive, finance, accounting, legal, commercial development, operations, and human resources functions. Other significant costs include legal fees relating to corporate matters and fees for insurance, accounting, consulting, facilities, and recruiting services.

We expect that our general and administrative expenses will increase in the future to support our continued research and development activities. These increases will likely include higher costs related to the hiring of additional personnel and fees to outside consultants, lawyers and accountants, among other expenses. Additionally, we have incurred and expect to continue to incur increased costs associated with being a public company, including expenses related to services associated with maintaining compliance with Nasdaq listing rules and SEC requirements, insurance, and investor relations costs.

Interest income

Interest income consists of interest earned on our cash, cash equivalents, marketable securities, and restricted cash.

Income taxes

We serve as a holding company for our ten wholly owned subsidiary corporations in the United States, United Kingdom, and European Union. We file a consolidated U.S. corporate federal income tax return with our eight United States subsidiaries. Additionally, we operate in the United Kingdom and our income tax return is subject to audit and adjustment by local tax authorities. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statements and the tax bases of assets and liabilities. A valuation allowance is established against the deferred tax assets to reduce their carrying value to an amount that is more likely than not to be realized. The deferred tax assets and liabilities are classified as noncurrent along with the related valuation allowance. Due to our lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance.

We recognize benefits of uncertain tax positions if it is more likely than not that such positions will be sustained upon examination based solely on the technical merits, as the largest amount of benefits that is more likely than not to be realized upon the ultimate settlement. Our policy is to recognize interest and penalties related to the unrecognized tax benefits as a component of income tax expense.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. These estimates form the basis for judgments we make about the carrying values of our assets, liabilities and equity and the amount of revenues and expenses, which are not readily apparent from other sources. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ materially from these estimates under different assumptions or conditions.

Our critical accounting policies are those policies which require the most significant judgments and estimates in the preparation of our consolidated financial statements. We believe that the assumptions and estimates associated with our most critical accounting policies are those relating to accrued research and development costs.

We define our critical accounting policies as those accounting principles generally accepted in the United States that require us to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations, as well as the specific manner in which we apply those principles. Our significant accounting policies are more fully described in Note 2 to our audited consolidated financial statements appearing elsewhere in this Annual Report.

Revenue recognition

We enter into license agreements related to our technologies that we have determined are within the scope of Accounting Standards Codification 606. Based on the terms and conditions of our agreements, we identify the goods and services that we promise to transfer to the customer, which may consist of the licensing of technologies, the performance of research and development activities, and/or the supply of products related to our technologies. Based on the nature of the goods and services provided and the customer’s intended benefit of the arrangement, we evaluate which of the promised goods and services are distinct and, therefore, represent a performance obligation, which may require us to combine certain promised goods and services that are determined to not be distinct from one another. We also evaluate whether an agreement provides the customer an option to purchase future goods or services at a discounted price, or a material right, which would also represent a performance obligation.

In exchange for the performance obligations, we estimate the amount of consideration promised by the customer, or transaction price, which may include both fixed and variable consideration. Variable consideration, which may consist of various milestone payments based upon the achievement of certain events or conditions, sales-based royalties, or payments contingent on the performance of research and development services, are included in the transaction price only if we expect to receive such consideration and determine it is likely that the inclusion of the variable consideration will not result in a significant reversal in the cumulative amount of revenue recognized under the arrangement. Sales-based royalty and milestone payments that we determine are predominantly related to the license of our intellectual property are excluded from the transaction price we expect to receive until the underlying sales occur.

We allocate the estimated transaction price to the identified performance obligations based on the relative estimated stand-alone selling price, or SSP, of each performance. SSP is based on the observable price of our goods and services, or when SSP is not directly observable, we estimate SSP based on factors such as forecasted revenues or costs, development timelines, discount rates, probabilities of technical and regulatory success, and considerations such as market conditions and entity-specific factors. We recognize revenue allocated to each performance obligation either at a point-in-time or over time in a manner that depicts the transfer of control of the promised goods and services to the customer. For performance obligations that are recognized over time, we estimate the measure of progress associated with the satisfaction of the performance obligation based on an input or output method, which may be based on factors such as costs incurred, labor hours expended, time elapsed, among other measures based on the nature of the performance obligation. The estimates made on an input or output method are subject to change and may result in material changes to revenue that could materially affect our results of operations. Please refer to Note 9, Strategic License Agreements, to the consolidated financial statements included elsewhere in this Annual Report.

Accrued research and development costs

We record the costs associated with research nonclinical studies, clinical trials, and manufacturing development as incurred. These costs are a significant component of our research and development expenses, with a substantial portion of our on-going research and development activities conducted by third-party service providers, including CROs and CMOs.

We accrue for expenses resulting from obligations under agreements with CROs, CMOs, and other outside service providers for which payment flows do not match the periods over which materials or services are provided to us. We record accruals based on estimates of services received and efforts expended pursuant to agreements established with CROs, CMOs, and other outside service providers. These estimates are typically based on contracted amounts applied to the proportion of work performed and determined through analysis with internal personnel and external service providers as to the progress or stage of completion of the services. We make significant judgments and estimates in determining the accrual balance in each reporting period. In the event advance payments are made to a CRO, CMO, or outside service provider, the payments will be recorded as a prepaid asset which will be amortized as the contracted services are performed. As actual costs become known, we adjust our accruals. Inputs, such as the services performed, the number of patients enrolled, or the study duration, may vary from our estimates, resulting in adjustments to research and development expense in future periods. Changes in these estimates that result in material changes to our accruals could materially affect our results of operations. However, there have been no material changes in estimates for the periods presented.

Results of Operations

Comparison of the Years Ended December 31, 2022 and 2021

A discussion and analysis of our financial condition and results of operations for the year ended December 31, 2020 is included in Item 7 of Part II, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 8, 2022.

The following table summarizes our results of operations for the years ended December 31, 2022 and 2021, together with the changes in those items in dollars and as a percentage:

	Year Ended December 31,		Dollar
	2022	2021	Change	% Change
	(in thousands)
Revenue:
License	$—	$12,000	$(12,000)	*
Development fee	2,329	6,739	(4,410)	-65%

Total revenue	2,329	18,739	(16,410)	-88%
Operating expenses:
Research and development	58,579	57,069	1,510	3%
General and administrative	28,531	27,319	1,212	4%

Total operating expenses	87,110	84,388	2,722	3%

Loss from operations	(84,781)	(65,649)	(19,132)	29%
Interest income	837	111	726	*
Other expense, net	(7)	(122)	115	-94%

Loss before income tax expense	(83,951)	(65,660)	(18,291)	28%
Income tax benefit (expense)	136	(141)	277	-196%

Net loss	$(83,815)	$(65,801)	$(18,014)	27%

*	Percentage not meaningful

License and Development Fee Revenue. For the year ended December 31, 2022, we recognized $2.3 million of development fee revenue allocated to the PEACE Phase 3 trial and BLA package of the Immedica Agreement. For the year ended December 31, 2021, we recognized $18.7 million of license and development fee revenue in connection with the Immedica Agreement. The total revenue generated was attributable to $12.0 million allocated to the license and $6.7 million allocated to the PEACE Phase 3 trial and BLA package. Please refer to Note 9, Strategic License Agreements, to the consolidated financial statements included elsewhere in this Annual Report for additional disclosures around revenue recognition.

Research and Development Expenses. Research and development expenses increased $1.5 million, or 3%, to $58.6 million for the year ended December 31, 2022 from $57.1 million for the year ended December 31, 2021. The change in research and development expenses was due to:

•

a $1.1 million increase in expenses associated with pegzilarginase primarily due to a $1.4 million increase related to activities involved in closing the PEACE trial and ramping up the new open-label extension trial for the treatment of patients with Arginase 1 Deficiency, partially offset by a $0.3 million decrease in professional services to support the pegzilarginase program;

•	a $2.8 million increase in expense associated with IND-enabling activities of AGLE-325 for the treatment of patients with Cystinuria;

•	a $0.6 million increase in personnel-related expenses, primarily driven by an increase of headcount expenses;

•	a $1.5 million decrease in expenses primarily associated with the completion of non-clinical toxicology studies in the prior year for pegtarviliase for the treatment of patients with Homocystinuria;

•	a $0.6 million decrease due to reduction in preclinical lab work; and

•	a $0.9 million decrease in other research and development expenses, primarily related to a reduction of consulting and recruiting activities.

General and Administrative Expenses. General and administrative expenses increased by $1.2 million, or 4%, to $28.5 million for the year ended December 31, 2022 from $27.3 million for the year ended December 31, 2021. The increase in general and administrative expenses was primarily due to a $0.8 million increase in expense related to our commercial capabilities and infrastructure and $0.4 million increase in expenses related to financing activities.

Liquidity and Capital Resources

Sources of liquidity

We are a clinical-stage biotechnology company with a limited operating history, and due to our significant research and development expenditures, we have generated operating losses since our inception and have not generated any revenue from the sale of any products. Since our inception and through December 31, 2022, we have funded our operations primarily by raising an aggregate of $506.2 million of gross proceeds from the sale and issuance of convertible preferred and common equity securities, pre-funded stock warrants, the collection of grant proceeds, and the licensing of our product rights for the commercialization of pegzilarginase in Europe and several countries in the Middle East.

In March 2021, we entered into the Immedica Agreement, pursuant to which Immedica licensed the product rights for commercialization of pegzilarginase in the European Economic Area, United Kingdom, Switzerland, Andorra, Monaco, San Marino, Vatican City, Turkey, Saudi Arabia, United Arab Emirates, Qatar, Kuwait, Bahrain, and Oman. In April 2021, we received an upfront payment of $21.5 million from Immedica. Under the terms of the Immedica Agreement, we are also eligible to receive additional payments of up to approximately $120.8 million in regulatory and commercial milestone payments, assuming an exchange rate of $1.07 to €1.00. Additionally, we are entitled to receive royalties in the mid-20 percent range on the net sales of the product in countries included in the Immedica Agreement. In July 2021, the Immedica Agreement was modified to include additional development services, up to $3.0 million, to support the PEACE Phase 3 trial and BLA package performance obligation.

During the year ended December 31, 2020, we raised $163.3 million of gross proceeds through an underwritten public offering and an at-the-market offering program. We sold 617,692 shares of common stock and pre-funded warrants to purchase up to 544,413 shares of common stock in an underwritten public offering, or the 2020 Public Offering, for gross proceeds of $138.0 million, resulting in net proceeds of $129.0 million after deducting underwriting discounts, commissions, and offering costs. Additionally, we sold an aggregate of 129,803 shares of common stock under an at-the-market offering program, or the 2020 ATM, for gross proceeds of $25.3 million, resulting in net proceeds of $24.6 million, after deducting underwriting discounts, commissions, and offering costs.

The shares of common stock and pre-funded warrants sold in the 2020 Public Offering were pursuant to a shelf registration statement on Form S-3, declared effective in February 2019 by the SEC for the potential offering, issuance and sale by us of up to $200.0 million of our common stock, warrants to purchase common stock, and other security types and subscription rights. The shares of common stock sold under the 2020 ATM were pursuant to an April 2020 sales agreement with JonesTrading Institutional Services LLC, as sales agent, to issue and sell shares of our common stock for an aggregate offering price of $60.0 million. In February 2022, the shelf registration statement the 2020 ATM was registered under expired and no sales under this registration statement will occur going forward.

In July 2020, we filed a shelf registration statement on Form S-3, or the 2020 Registration Statement, that was declared effective by the SEC for the potential offering, issuance and sale by us of up to $400.0 million of our common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock and debt securities, subscription rights to purchase common stock and units consisting of all or some of these securities.

In May 2022, we sold 430,107 shares of common stock and pre-funded warrants to purchase up to 694,892 shares of common stock in a registered direct offering, or the 2022 RDO, for gross proceeds of $45.0 million, resulting in net proceeds of $42.9 million after deducting placement agent fees and offering costs. The shares of common stock and pre-funded warrants sold in the 2022 RDO were offered pursuant to the 2020 Registration Statement.

Also in May 2022, we entered into a sales agreement, or the 2022 Sales Agreement, with JonesTrading Institutional Services LLC, as sales agent, to issue and sell shares of our common stock for an aggregate offering price of $60.0 million under an at-the-market offering program with JonesTrading Institutional Services LLC, pursuant to the 2020 Registration Statement. As of the date of the filing of this report, $60.0 million of our common stock remained available for sale pursuant to the 2022 Sales Agreement. Any sales of common stock to be sold under the 2022 Sales Agreement will be made pursuant to the 2020 Registration Statement.

Our primary use of cash is to fund the development of our product candidates and advance our pipeline. This includes both the research and development costs and the general and administrative expenses required to support those operations. Since we are a clinical-stage biotechnology company, we have incurred significant operating losses since our inception and we anticipate such losses, in absolute dollar terms, to increase as we continue clinical development of our product candidates.

Future funding requirements and operational plan

Our operational plan for the near future is to continue clinical trials for our product candidate pegtarviliase in Classical Homocystinuria and our product candidate pegzilarginase in Arginase 1 Deficiency. As such, we plan to focus our research and development expenditures and general and administrative expenditures on nonclinical studies, clinical trials, manufacturing, and commercial development. We expect our principal expenditures during this time period to include expenses for the following:

•	funding the continuing development of pegtarviliase and pegzilarginase; and

•	funding working capital, including general operating expenses.

Due to our significant research and development expenditures, we have generated substantial losses in each period since inception. We have an accumulated deficit of $425.6 million as of December 31, 2022. We anticipate that we will continue to generate losses into the foreseeable future as we develop our product candidates, seek regulatory approval of those candidates and begin to commercialize any approved products. Until such time as we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity or debt financings, collaborations, license and development agreements, or other sources. We currently have no debt, credit facility or additional committed capital. To the extent that we raise additional equity, the ownership interest of our stockholders will be diluted.

Based on our available cash, cash equivalents, marketable securities, and restricted cash of $57.3 million as of December 31, 2022, we believe that we have sufficient resources to fund our operations into the fourth quarter of 2023. Accordingly, based on recurring losses from operations incurred since inception, the expectation of continued operating losses, and the need to raise additional capital to finance our future operations, we determined that there is substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements included in this Annual Report filed on Form 10-K are issued. As a result, in order to continue to operate our business beyond that time, we will need to raise additional funds. However, there can be no assurance that we will be able to generate funds on terms acceptable to us, on a timely basis, or at all. In addition, we have based this estimate on assumptions that may prove to be wrong, and we could deplete our capital resources sooner than we currently anticipate.

Cash flows

A discussion and analysis of our financial condition and cash flows for the year ended December 31, 2020 is included in Item 7 of Part II, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 8, 2022.

The following table summarizes our cash flows for the periods indicated (in thousands):

	Year Ended December 31,
	2022	2021
Net cash and cash equivalents (used in) provided by:
Operating activities	$(80,144)	$(53,716)
Investing activities	57,008	(22,619)
Financing activities	42,678	1,393
Effect of exchange rate on cash, cash equivalents, and restricted cash	(106)	(15)

Net increase (decrease) in cash and cash equivalents	$19,436	$(74,957)

Cash used in operating activities

Cash used in operating activities for the year ended December 31, 2022 was $80.1 million and reflected a net loss of $83.8 million. The cash impact of our net loss was offset by non-cash expenses of $7.1 million for stock-based compensation, $1.6 million for depreciation and amortization, $0.4 million for operating lease expense, and $0.1 million for net premium purchase and amortization on marketable securities. The net decrease in operating assets and liabilities of $5.5 million was primarily related to a $2.6 million decrease in accounts payable, a $1.1 million increase in prepaid expenses and other assets, a $0.9 million decrease in deferred revenue due to receiving payments under the Immedica Agreement offset by the recognition of revenue allocated to the license, PEACE Phase 3 trial and BLA filing, a $0.9 million decrease in accrued expenses and other liabilities, and a $0.4 million decrease in operating lease liabilities due to lease payments made during the year, partially offset by a $0.4 million increase in accounts receivable for incremental services provided to Immedica and not yet paid.

Cash used in operating activities for the year ended December 31, 2021 was $53.7 million and reflected a net loss of $65.8 million. The cash impact of our net loss was offset by non-cash expenses of $8.0 million for stock-based compensation, $1.6 million for depreciation and amortization, $0.4 million for operating lease expense, and $0.2 million fornet premium purchase and amortization on marketable securities. The net change in operating assets and liabilities of $1.8 million was primarily related to a $3.6 million increase in deferred revenue due to receiving a $21.5 million upfront payment under the Immedica Agreement offset by the recognition of revenue allocated to the license, PEACE Phase 3 trial and BLA submission. Additional offsets included a $1.2 million increase in prepaid expenses and other assets due to advance payments for the Phase 1/2 trial of pegtarviliase and manufacturing activities for the Arginase 1 Deficiency program, a $0.8 million increase in license and development receivable for incremental services provided to Immedica and not yet paid, and a $0.4 million decrease in operating lease liabilities due to lease payments made during the year.

Cash used in investing activities

Cash used in investing activities for the year ended December 31, 2022 was $57.0 million and consisted of $39.5 million in purchases of marketable securities offset by $96.5 million in maturities of marketable securities.

Cash used in investing activities for the year ended December 31, 2021 was $22.6 million and consisted of $133.1 million in purchases of marketable securities and $0.5 million in purchases of property and equipment offset by $111.0 million in maturities of marketable securities.

Cash provided by financing activities

Cash provided by financing activities for the year ended December 31, 2022 was $42.7 million, which consisted of $42.9 million from issuance of common stock and pre-funded warrants in a registered direct offering, the 2022 RDO, net of offering costs and $0.2 million sale of common stock under our 2016 Employee Stock Purchase Plan offset by $0.4 million in principal payments made on finance lease obligations.

Cash provided by financing activities for the year ended December 31, 2021 was $1.4 million, which consisted of $1.9 million in stock option exercises and sale of common stock under our 2016 Employee Stock Purchase Plan offset by $0.5 million in principal payments made on finance lease obligations.

Contractual Obligations and Other Commitments

In April 2019, we entered into a lease agreement, or the Las Cimas Lease, for our corporate headquarters and laboratory space located in Austin, Texas. Future minimum lease commitments under the Las Cimas Lease through April 2028 are $6.1 million. Please refer to Note 7, Leases, to the consolidated financial statements included elsewhere in this Annual Report for additional disclosures.

We have entered into agreements in the normal course of business with contract research organizations for clinical trials and contract manufacturing organizations, and with vendors for nonclinical research studies and other services and products for operating purposes. These contractual obligations are cancelable at any time by us, generally upon 30 to 60 days’ prior written notice to the vendor.

Contingent contractual obligations

In June 2015, we entered into a Cancer Research Grant Contract, or the Grant Contract, with the Cancer Prevention and Research Institute of Texas, or CPRIT, under which CPRIT awarded us a grant not to exceed $19.8 million to be used to develop novel cancer treatments by exploiting the unique metabolism of cancer cells. The terms of the Grant Contract require that we pay CPRIT tiered royalties in the low- to mid-single digit percentages on revenues from sales and license of products or services that are based upon, utilize, are developed from or materially incorporate the intellectual property resulting from the grant-funded activities for pegzilarginase. Such royalties reduce to less than one percent after a mid-single digit multiple of the grant funds have been repaid to CPRIT in royalties. Such royalties are payable for so long as we have marketing exclusivity or patents covering the applicable product or service (or twelve years from commercial sale of product or service in certain countries if there is no such exclusivity or patent protection).

In December 2013, our wholly owned subsidiaries AECase, Inc. and AEMase, Inc. each entered into an exclusive, worldwide license agreement, including the right to grant sublicenses, with the University of Texas at Austin, or the University, for certain intellectual property owned by the University related to our program candidates for cystinase and methioninase. In January 2017, we and the University entered into an Amended and Restated Patent License Agreement, or the Restated License, which consolidated the two license agreements, revised certain obligations, and licensed additional patent applications and invention disclosures to us. The Restated License was amended in August 2017, December 2017, and December 2018 to revise diligence milestones and license additional patent applications, including our program candidates under our pegtarviliase and Cystinuria programs.

With respect to each program candidate covered by the Restated License, we could be required to pay the University up to $6.4 million in milestone payments based on the achievement of certain development milestones, including clinical trials and regulatory approvals, the majority of which are due upon the achievement of later development milestones, including a $5.0 million payment due on regulatory approval of a product and a $0.5 million payment payable on final regulatory approval of a product for a second indication. In addition, we are required to pay the University a low single digit royalty on worldwide-net sales of products covered under the Restated License, together with a revenue share on non-royalty consideration received from sublicensees. The rate of the revenue share ranges from 6.5% to 25% depending on the date the sublicense agreement is signed. The University may terminate the agreement under certain circumstances, including for a breach by us that is not cured within 30 or 60 days of notice (depending on the type of breach), or if we or any of our affiliates or sublicensees participate in any proceeding to challenge the licensed patent rights (unless, with respect to sublicensees, we terminate the applicable sublicense).